Exhibit 28(j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated MDT Equity Trust

We consent to the use of our report, dated December 22, 2017, with respect to the financial statements of Federated MDT Large Cap Value Fund (formerly the Federated MDT Stock Trust), the predecessor fund to the Federated MDT Large Cap Value Fund, a series of Federated MDT Equity Trust, as of October 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2018